Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT ANNOUNCES OVER-ALLOTMENT EXERCISE AND CLOSING
OF RECENT COMMON STOCK OFFERING
     NEWPORT BEACH, CALIF., Mar 10, 2010 — Conexant Systems, Inc. (NASDAQ:CNXT) today announced that the underwriters of its previously announced public offering of 14.0 million shares of common stock exercised their over-allotment option to purchase an additional 2.1 million shares of the company’s common stock, bringing the total shares of common stock sold to 16.1 million at a price to the public of $4.00 per share. The offering of 16.1 million shares of common stock, including those shares purchased upon exercise of the over-allotment option, closed today. Net proceeds to Conexant from the sale of the 16.1 million shares of common stock, after deducting the underwriting discount and estimated offering expenses, were approximately $60 million. Goldman, Sachs & Co. is the bookrunner and Oppenheimer & Co. Inc. is the co-manager of the offering.
     Conexant intends to use the net proceeds from the common stock offering, together with the net proceeds from the placement of an aggregate of $175 million principal amount of its 11.25% senior secured notes due 2015, which also closed today, and available cash, to repurchase its outstanding $232 million 4% convertible subordinated notes due 2026. The common stock and debt offerings were announced on March 3, 2010, and a tender offer for the convertible subordinated notes commenced on that same date. Under the terms of Conexant’s previously announced tender offer, holders of convertible subordinated notes, which are “puttable” in March 2011, have been offered par value in cash. The tender offer is scheduled to expire on March 30, 2010.
     The securities described above are being offered by Conexant pursuant to a registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the securities of Conexant described herein. The offering may be made only by means of a prospectus supplement and the prospectus relating to the offering, copies of which may be obtained, when available, from Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004, by telephone at (866) 471-2526, or via email at prospectus-ny@ny.email.gs.com.
About Conexant
Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, California.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to successfully complete the tender offer, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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Conexant is a registered trademark of Conexant Systems, Inc.